Ontario and Alberta - Form 27
British Columbia, Form 53-901F

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE SECURITIES ACT (ONTARIO),
SECTION 118(1) OF THE SECURITIES ACT (ALBERTA) AND
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)

MATERIAL CHANGE REPORT

ITEM 1	REPORTING ISSUER Buffalo Gold Ltd. Suite 880, 609 Granville Street Vancouver, BC V7Y 1G5
ITEM 2	DATE OF MATERIAL CHANGE February 29, 2004
ITEM 3	PRESS RELEASE Issued March 31, 2004 at Vancouver, BC
ITEM 4	SUMMARY OF MATERIAL CHANGE Buffalo Gold Ltd. announces that Tracy Moore has resigned from the board of directors and David Douglas has been appointed to the board.
ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

Buffalo Gold Ltd. (the "Company") announces that Tracy Moore has resigned from the board of directors and David Douglas has been appointed to the board to fill the vacancy created by Mr. Moore's resignation, effective February 29, 2004. The Company would like to take this opportunity to thank Mr. Moore for his acting as a director.

The Company is pleased to have Mr. Douglas join the board. Mr. Douglas has spent over twenty years in the accounting, corporate finance and investment industries as an auditor, analyst and investment advisor. He has also served as a director of several private and public companies. Prior to establishing his own consulting practice, Mr. Douglas was a senior corporate finance analyst with a regional brokerage firm where he managed numerous public company transactions and financings. Mr. Douglas is a graduate of the Commerce (Finance) program at the University of British Columbia and is a Chartered Accountant.

Review by TSX Venture Exchange
As a result of a recent review by the TSX Venture Exchange, the Exchange has determined that the Company has contravened certain of the Exchange's policies and requirements which were then applicable. As a result, the Company has been put on formal notice by the Exchange that it must comply with NEX (and Exchange) polices and requirements in the future.

Re-Instatement for Trading
The Company advises that it has now complied with the conditions required by the Exchange for the re-instatement of trading. As a result, the Exchange has advised the Company that its shares will recommence trading on NEX as of the opening on April 2, 2004.

The Company intends to continue actively seeking resource properties of merit.

ITEM 6	RELIANCE ON SECTION 85(2) OF THE ACT This report is not being filed on a confidential basis.
ITEM 7	OMITTED INFORMATION There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8	DIRECTOR/SENIOR OFFICER Contact: John Tully Telephone: 604.685.5492
ITEM 9	STATEMENT OF SENIOR OFFICER/DIRECTOR The foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC this 31st day of March 2004.
/s/ John Tully ----------------------------------------------- John Tully, President & Director